Exhibit 5.1

June 5, 2009

Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Coconut Grove, Florida 33133

Re: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

On the date hereof, Watsco, Inc., a Florida corporation (the “Company”), sent for filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of up to 1,000,000 shares of each of the Company’s Common Stock, par value $.50 per share and Class B Common Stock, par value $.50 (collectively, the “Common Stock”), pursuant to the Company’s Amended and Restated 2001 Incentive Compensation Plan (the “Plan”). We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and Amended Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing the Plan, any amendments thereto, and the preparation of the Registration Statement and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination, we are of the opinion that the Company presently has available at least 1,000,000 authorized and unissued shares of Common Stock from which the 1,000,000 shares of Common Stock proposed to be sold pursuant to the Plan may be issued, and, assuming that the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance pursuant to purchases made under the Plan and the consideration for shares of Common Stock issued pursuant to the Plan is actually received by the Company as provided in the Plan, the shares of Common Stock issued pursuant to purchases made under and in accordance with the terms of the Plan will be duly and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, GREENBERG TRAURIG, P.A.

By:	/s/ Jaret L. Davis
Jaret L. Davis, Esq.